Exhibit 8.2

52 East Gay St.
PO Box 1008
Columbus, Ohio 43216-1008

614.464.6400 | www.vorys.com

Founded 1909

[Vorys letterhead]

February 20, 2014

Home Federal Bancorp, Inc.

500 12th Avenue South

Nampa, Idaho 83651

Ladies and Gentlemen:

You have requested our opinion as to the material U.S. federal income tax consequences of the merger (the “Merger”) of Home Federal Bancorp, Inc., a Maryland corporation (“Home”), with and into Cascade Bancorp, an Oregon corporation (“Cascade”), pursuant to the Agreement and Plan of Merger, dated as of October 23, 2013, by and between Cascade and Home (the “Agreement”). All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.

In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied, with your permission, upon the accuracy of, without independent verification or investigation: (i) the Agreement, (ii) the statements and representations contained in: (a) the certificate of representations of Cascade, executed by a duly authorized officer of Cascade and dated as of the date hereof, and (b) the certificate of representations of Home, executed by a duly authorized officer of Home and dated as of the date hereof (collectively, the “Certificates”), (iii) the Registration Statement of Cascade on Form S-4, and the joint proxy statement of Cascade and Home and the prospectus of Cascade included therein, filed with the Securities and Exchange Commission (the “SEC”) on December 16, 2013 and amended on January 21, 2014 and on the date hereof (collectively, the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In connection with our review of the Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that: (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinion hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect

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to the subject matter thereof. In addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are, and will be as of the Effective Time (as defined below), true and correct as if made without such qualification and that neither Cascade nor Home will notify us at or before the Effective Time that any statement or representation made in a Certificate is no longer complete and accurate. All assumptions described above have been made with your permission.

Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time, as set forth in this opinion. If this understanding is incorrect or incomplete in any respect, our opinion may be affected. Our opinion also is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “IRS”) as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the IRS or the courts, and no ruling has been, or will be, requested from the IRS as to any federal income tax consequence described below.

DESCRIPTION OF THE MERGER

The Merger shall become effective at such time as designated in articles of merger and short form plans of merger to be filed with the Department of Assessments and Taxation of the State of Maryland and the Secretary of State of the State of Oregon, subject to the terms and conditions of the Agreement (the “Effective Time”). As a result of the Merger, Cascade shall be the surviving company, and the separate corporate existence of Home shall cease.

As of October 23, 2013, the authorized capital stock of Home consisted of (i) 90,000,000 shares of common stock, par value $0.01 per share (“Home Common Stock”), of which (a) 16,872,452 shares were issued, including 2,350,256 shares held in treasury, and 14,522,196 shares were outstanding, including 109,423 Restricted Shares, and (b) 1,005,773 shares were reserved for issuance upon the exercise of outstanding Home Stock Options, and (ii) 10,000,000 shares of serial preferred stock, par value $0.01 per share, of which no shares were issued or outstanding.

At the Effective Time, each share of Home Common Stock (other than any Cancelled Shares, as discussed below, but including Restricted Shares) shall be converted into the right to receive (i) an amount of cash without interest equal to the quotient of (a) the Aggregate Cash Consideration (as defined below) divided by (b) the aggregate of the number of shares of Home Common Stock issued and outstanding immediately prior to the Effective Time including Restricted Shares, and (ii) a number of shares of common stock, no par value, of Cascade (“Cascade Common Stock”) equal to the quotient of (a) the Aggregate Stock

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Consideration (as defined below) divided by (b) the aggregate of the number of shares of Home Common Stock issued and outstanding immediately prior to the Effective Time including Restricted Shares.

“Aggregate Cash Consideration” means $120,800,000 (i) plus the amount by which the tangible shareholders’ equity of Home as of the last day of the calendar month preceding the Effective Time (determined without taking into account any Transaction Costs) (the “Home Closing Tangible Net Worth”) is greater than $168,100,000 or minus the amount by which the Home Closing Tangible Net Worth is less than $168,100,000, minus (ii) the aggregate cash paid to the holders of Home Stock Options, as discussed below, and minus (iii) the amount by which the Final Transaction Costs exceed $18,000,000. “Aggregate Stock Consideration” means 24,309,066 shares of Cascade Common Stock, subject to appropriate adjustment, without duplication, (i) for any stock split, reverse stock split, recapitalization, reclassification or similar transaction with respect to the then outstanding shares of Cascade Common Stock declared or effected after the date of the Agreement and prior to the Closing Date, (ii) as described in Section 8.1(j) of the Agreement if the average of the volume weighted closing price (rounded to the nearest one ten thousandth) of Cascade Common Stock on the NASDAQ Capital Market for a specified pre-closing period (the “Cascade Average Closing Price”) is $4.25 or less, and (iii) as described in Section 1.10 of the Agreement if, without such adjustment, the aggregate value of the shares of Cascade Common Stock to be issued in connection with the Merger would be less than 40% of the sum of (a) such value and (b) the aggregate cash consideration to be issued in connection with the Merger (including cash paid in lieu of fractional shares of Cascade Common Stock, as described below).

Each Home Stock Option that is outstanding immediately prior to the Effective Time shall be automatically cancelled and shall only entitle the holder thereof to receive an amount of cash (subject to any required Tax withholding) equal to the product of (i) the excess, if any, of (a) the Per Share Option Value over (b) the exercise price per share of Home Common Stock subject to such Home Stock Option, and (ii) the number of shares of Home Common Stock subject to such Home Stock Option with an exercise price per share less than the Per Share Option Value.

At the Effective Time, all shares of Home Common Stock that are owned directly by Cascade, Home or Home Federal Bank (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by Cascade or Home in respect of a debt previously contracted (“Cancelled Shares”)) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

No fractional shares of Cascade Common Stock shall be issued. In lieu of the issuance of any such fractional share, Cascade shall pay to each former holder of Home

February 20, 2014

Common Stock who otherwise would be entitled to receive such fractional share an amount of cash equal to the product of (i) the Cascade Average Closing Price and (ii) the fraction of a share of Cascade Common Stock to which such holder would otherwise be entitled (after taking into account all shares of Home Common Stock held by such holder immediately prior to the Effective Time).

Home’s obligation to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of certain conditions, including, without limitation, Home’s receipt of (i) our opinion to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) a copy of the opinion of Hunton & Williams LLP rendered to Cascade to the effect that (a) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (b) the merger of Home Federal Bank with and into Bank of the Cascades immediately following the Merger will not adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

OPINION

Based upon the foregoing, we are of the opinion that, under current law:

1.           The Merger will be a reorganization within the meaning of Section 368(a) of the Code. Cascade and Home each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2.           No gain or loss will be recognized by Cascade or Home as a result of the Merger.

3.           The tax basis of the assets of Home in the hands of Cascade will be the same as the tax basis of such assets in the hands of Home immediately prior to the Merger.

4.           The holding period of the assets of Home to be received by Cascade will include the period during which such assets were held by Home.

5.           A holder of shares of Home Common Stock receiving both cash and shares of Cascade Common Stock in exchange therefor (other than any cash received in lieu of a fractional share of Cascade Common Stock) will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding any cash received in lieu of a fractional share of Cascade Common Stock). For purposes of determining the character of this gain, such holder will be treated as having received only shares of Cascade Common Stock in exchange for such holder’s shares of Home Common Stock and as having redeemed immediately a portion of such shares of Cascade Common Stock for the cash received (excluding any cash received in lieu of a fractional share of Cascade Common Stock). Unless the redemption is

February 20, 2014

treated as a dividend under the principles of Section 302(d) of the Code (to the extent of such holder’s ratable share of the undistributed earnings and profits of Home), the gain will be capital gain.

6.           A holder of shares of Home Common Stock receiving cash in lieu of a fractional share of Cascade Common Stock will recognize gain or loss as if such fractional share of Cascade Common Stock were distributed as part of the Merger and then redeemed by Cascade, subject to the provisions and limitations of Section 302 of the Code.

7.           The aggregate tax basis of the shares of Cascade Common Stock received by a holder of shares of Home Common Stock in the Merger (including a fractional share of Cascade Common Stock, if any, deemed to be issued and redeemed by Cascade) generally will be equal to the aggregate tax basis of the shares of Home Common Stock surrendered in exchange therefor, reduced by the amount of cash received by such holder in the Merger (other than any cash received in lieu of a fractional share of Cascade Common Stock), and increased by the amount of gain recognized by such holder in the Merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of a fractional share of Cascade Common Stock).

8.           The holding period of the shares of Cascade Common Stock received by a holder of shares of Home Common Stock in the Merger (including a fractional share of Cascade Common Stock, if any, deemed to be issued and redeemed by Cascade) will include the period during which the shares of Home Common Stock surrendered in exchange therefor were held.

* * *

Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States.

Furthermore, our opinion does not address any federal income tax consequences of the Merger that may be relevant to a holder of shares of Home Common Stock in light of that holder’s particular status or circumstances, including, without limitation, holders that are: (i) foreign persons, (ii) insurance companies, (iii) financial institutions, (iv) tax-exempt entities, (v) retirement plans, (vi) broker-dealers, (vii) persons subject to the alternative minimum tax, (viii) persons whose shares of Home Common Stock were acquired pursuant to the exercise of employee stock options, stock purchase plans, or otherwise as compensation, (ix) persons who receive shares of Cascade Common Stock other than in exchange for shares of Home Common

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Stock, (x) persons who hold shares of Home Common Stock as part of a hedge, straddle, constructive sale, conversion, or other risk-reduction transaction, (xi) persons who hold shares of Home Common Stock other than as capital assets, (xii) expatriates or persons who have a functional currency other than the U.S. dollar, (xiii) pass-through entities and investors in such entities, (xiv) traders in securities that elect to use the mark-to-market method of accounting, (xv) real estate investment trusts, and (xvi) regulated investment companies. We undertake no responsibility to update this opinion.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “Questions and Answers About the Special Meetings—What Are the Material United States Federal Income Tax Consequences of the Merger to Home Stockholders?,” “Summary—Conditions to Completion of the Merger,” “Summary—Material United States Federal Income Tax Consequences of the Merger,” “The Merger—Background of the Merger,” “Material United States Federal Income Tax Consequences of the Merger,” and “Legal Opinions.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully,

/s/ Vorys, Sater, Seymour and Pease LLP

VORYS, SATER, SEYMOUR AND PEASE LLP